Exhibit 10.38

AMENDED AND RESTATED SEVERANCE AGREEMENT

THIS AMENDED AND RESTATED SEVERANCE AGREEMENT (“Agreement”) is made and entered into as of October 21, 2005 (the “Effective Date”) by and among Artesyn Technologies, Inc., a Florida corporation (hereinafter referred to as the “Company”), and the individual identified on the signature page of this Agreement (the “Employee”). The Company and the Employee are parties to a Severance Agreement, dated July 6, 2001 (the “Existing Agreement”). The parties wish to amend the Existing Agreement as set forth herein to conform with the severance provisions recently entered into with certain other key executives of the Company.

WITNESSETH

WHEREAS, the Employee is a key employee of the Company; and

WHEREAS, the Company is entering into this amended and restated Agreement with the Employee providing for certain severance protection under the specific circumstances set forth below;

NOW THEREFORE, to assure the Company that it will have the continued dedication of the Employee and the availability of his advice and counsel, and to induce the Employee to remain in the employ of the Company and agree to the covenants set forth in this Agreement, and for other good and valuable consideration, the Company and the Employee agree to amend and restate the Existing Agreement, and be legally bound, as follows:

Article 1. Definitions

1.1	Whenever used in this Agreement, the following terms have the meanings set forth below;

1.2	“Base Salary” means the salary of record paid by the Company to the Employee as an annual salary, excluding amounts received under incentive or other bonus plans, whether or not deferred.

1.3	“Cause” means the occurrence of any one or more of the following:

1.3.1	Any conviction of the Employee of a felony under Federal or state law;

1.3.2	Any failure of the Employee to perform, in any material respect, any of his duties or obligations for the Company or any affiliate of the Company (other than as a result of a disability), and if such failure continues for more than thirty (30) days after notice from the Company thereof; provided, however, that if such failure is incapable of being cured, in the good faith determination of the Company, no such thirty (30)-day notice period shall apply; or

1.3.3	Any action or omission to take action by the Employee in connection with his duties and/or responsibilities for the Company or any affiliate of the Company that constitutes willful misconduct or gross negligence and such actions or omissions adversely affect the business, reputation, financial or other condition of the Company.

The parties hereto acknowledge and agree that matters of the business judgment of the Executive or the economic performance of the Company or any segment thereof shall not be factors in determining Cause, except to the extent that they involve gross negligence or willful misconduct.

1.4	“Change in Control” means, and shall be deemed to have occurred upon the occurrence of, any one of the following events:

1.4.1	The consummation of any of the following transactions: (A) a merger, recapitalization or other business combination of the Company with or into another corporation, or an acquisition of securities or assets by the Company, pursuant to which the Company is not the continuing or surviving corporation or pursuant to which all or substantially all of the shares of the Company’s common stock are converted into cash, securities of another corporation or other property, other than a transaction in which the holders of the Company’s common stock immediately prior to such transaction (including any preliminary or other transactions relating to such transaction) will continue to own at least 50% of the total voting power of the than outstanding securities of the surviving or continuing corporation immediately after such transaction, (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company or (C) the liquidation or dissolution of the Company, except in connection with the voluntary or involuntary declaration of bankruptcy or insolvency under applicable Federal and/or state law;

1.4.2	A transaction in which any Person (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), corporation or other entity (other than the Company, an affiliate of the Company, or any profit sharing, employee ownership or other employee benefit or similar plan sponsored by the Company or any of its subsidiaries, or any trustee of or fiduciary with respect to any such plan when acting in such capacity, or any group comprised solely of such entities): (A) shall purchase common stock (or securities convertible into common stock) representing at least 40% of the total voting power of the then-outstanding securities of the Company for cash, securities or any other consideration pursuant to a tender offer or exchange offer, or (B) shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly (in one transaction or a series of related transactions), of securities of the Company representing 50% or more of the total voting power of the then-outstanding securities of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of the Company’s directors; or

1.4.3	If, during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the entire Board of Directors of the Company (the “Board”) and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election by the stockholders was previously so approved, cease for any reason to constitute a majority thereof.

1.4.4	The consummation of (A) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Employee’s Division, or (B) any spin-off or other transaction pursuant to which the Employee’s Division is acquired by an unrelated party or becomes unaffiliated with the Company.

1.5	“Division” means Company business unit, either the Power Conversion or Communications Products division as of the Effective Date, that employs the Employee or to which the Employee is otherwise assigned as of the date of any Change of Control.

1.6	“Eligible Termination” means either (i) a Termination Without Cause by the Company, or (ii) a Resignation With Good Reason by the Employee.

1.7	“Resignation With Good Reason” means any termination by the Employee of the Employee’s employment after the occurrence of any of the following to which the Employee shall not have consented: (i) a material breach by the Company of the terms of this Agreement, (ii) the assignment to the Employee of positions or duties materially inconsistent with the Employee’s positions and duties as of the Effective Date, (iii) a material diminution of the Employee’s position, authority, responsibilities or benefits to which he is entitled as of the Effective Date, (iv) a material reduction of the Employee’s base salary or the Employee’s “target award” opportunity under the Company’s incentive bonus program, or (v) a relocation of the Employee’s workplace further than a fifty (50) mile radius from the present location.

A Resignation With Good Reason shall not be effective unless and until the Employee has given notice of the condition giving rise to the Resignation With Good Reason within forty-five (45) days of the occurrence of such condition and such condition is not corrected within thirty (30) days of such notice.

1.8	“Severance Benefits” means the benefits described in Section 2.1 or Section 2.2 of this Agreement as, and solely to extent that, the Employee is entitled to such benefits as provided under the terms of this Agreement.

1.9	“Termination Without Cause” means a discharge by the Company of the Employee from his employment other than for Cause.

Article 2. Severance Benefits

2.1	Severance Benefits. In the event that, during the term of this Agreement, an Eligible Termination shall occur prior to or more than one (1) year after the occurrence of a Change in Control, the Company shall pay to the Employee a single lump sum payment within ten (10) days of the date of such termination in an amount equal to the sum of (i) the product of the highest monthly Base Salary during the 12-month period immediately prior to the date of termination times 12, (ii) an amount equal to the product of (A) the full “target award” fixed for the Employee under the Company’s incentive bonus program for the then current fiscal year times (B) a fraction, the numerator of which is the number of days in the then current fiscal year through the date of termination and the denominator of which is 365 (the “Pro Rata Bonus”), and (iii) an amount equal to the sum of (A) the Employee’s Base Salary through the date of termination to the extent not theretofore paid, (B) the amount of any bonus, incentive compensation, deferred compensation and other cash compensation earned by the Employee and otherwise payable as of the date of termination to the extent not theretofore paid and (C) any vacation pay, expense reimbursements and other cash entitlements earned by the Employee and otherwise payable as of the date of termination to the extent not theretofore paid (the “Accrued Benefits”). In addition to payment of the above benefits, the Employee shall, to the extent allowable under the law, COBRA limits or the provisions of the applicable plan, continue to receive during such twelve (12) month period following the termination date all benefits and service credits for benefits under medical insurance and other employee welfare benefit plans and programs to which he was entitled at the termination date as if he were still employed by the Company.

2.2	Change in Control Severance Benefits. In the event that, during the term of this Agreement, an Eligible Termination shall occur within one (1) year after the occurrence of a Change in Control, the Company shall pay to the Employee a single lump sum payment within ten (10) days of the date of such termination in an amount equal to the sum of (i) the product of the highest monthly Base Salary during the 12-month period immediately prior to the date of termination times 24, (ii) an amount equal to two times the Employee’s Pro Rata Bonus, and (iii) an amount equal to the Employee’s Accrued Benefits. In addition to payment of the above benefits, the Employee shall, to the extent allowable under the law, COBRA limits or the provisions of the applicable plan, continue to receive during such twelve (12) month period following the termination date all benefits and service credits for benefits under medical insurance and other employee welfare benefit plans and programs to which he was entitled at the termination date as if he were still employed by the Company.

2.3	Termination for any other Reason. If the Employee’s employment with the Company is terminated under any circumstances other than those set forth in Section 1.5, including without limitation by reason of retirement, death, disability, discharge for Cause or resignation other than a Resignation With Good Reason, the Employee shall have no right to receive the Severance Benefits under this Agreement or to receive any payments in respect of this Agreement.

2.4	Withholding of Taxes. The Company shall withhold from any amounts payable under this Agreement all Federal, state, local, or other taxes as legally shall be required to be withheld.

2.5	Certain Limitations on Payments by the Company. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if tax counsel selected by the Company and acceptable to the Employee determines that any portion of any payment under this Agreement would constitute an “excess parachute payment,” then the payments to be made to the Employee under this Agreement shall be reduced (but not below zero) such that the value of the aggregate payments that the Employee is entitled to receive under this Agreement and any other agreement or plan or program of the Company shall be one dollar ($1) less than the maximum amount of payments which the Employee may receive without becoming subject to the tax imposed by Section 4999 of the Internal Revenue Code; provided, however, that the foregoing limitation shall not apply in the event that such tax counsel determines that the benefits to the Employee under this Agreement on an after-tax basis (i.e., after federal, state and local income and excise taxes) if such limitation is not applied would exceed the after-tax benefits to the Employee if such limitation is applied.

2.6	Certain Adjustments to Payments by the Company. Notwithstanding anything in this Agreement to the contrary, in the event that any benefits payable or otherwise provided under this Agreement would be deemed to constitute non-qualified deferred compensation subject to Section 409A of the Internal Revenue Code, the Company shall have the discretion to adjust the terms of such payment or benefit as it deems necessary, in a commercially-reasonable manner to comply with the requirements of Section 409A to avoid the imposition of any excise tax or other penalty with respect to such payment or benefit under Section 409A.

2.7	Condition to Entitlement to Severance Benefits. In addition to the other terms and conditions of this Agreement, the Employee shall be eligible to receive Severance Benefits hereunder only if prior to the receipt of such benefits he executes a release of claims against the Company, its affiliates and other appropriate releasees, in a form reasonably acceptable to the Company.

Article 3. Unconditional Obligations; Dispute Resolution

3.1	General. The Company’s obligation to make the payments provided for under this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Employee or others. Any dispute under this Agreement arising out of or relating to Section 2 hereof shall be settled by arbitration in accordance with this Section 3.

3.2	Commencement. Either party may serve upon the other party written notice that the dispute, specifying the nature thereof, shall be submitted to arbitration. Within ten (10) days after the service of such notice, each of the parties shall designate a disinterested arbitrator and serve written notice of such appointment upon the other party. If either party fails within the specified time to appoint such arbitrator, the other party (if such party shall timely designate an arbitrator) shall be entitled to appoint both arbitrators. The two arbitrators so appointed shall appoint a third arbitrator. If the two arbitrators appointed shall fail to agree upon a third arbitrator within ten (10) days after their appointment, then an application may be made by either party hereto, upon written notice to the other party, to the American Arbitration Association, or any successor thereto, or if the American Arbitration Association or its successor shall fail to appoint a third arbitrator within ten (10) days after such request, then either party may apply, with written notice to the other, to any court of competent jurisdiction for the appointment of a third arbitrator, and any such appointment so made shall be binding upon both parties hereto.

3.3	Applicable Rules and Procedures. The arbitration shall be conducted, to the extent consistent with this Section 3, in accordance with the then prevailing rules and procedures of the American Arbitration Association or its successor. The arbitrators shall have the right to retain and consult experts and competent authorities skilled in the matters under arbitration, but all consultations shall be made in the presence of both parties who shall have full right to cross-examine the experts and authorities. Unless otherwise agreed by the parties, any such arbitration shall take place in Boca Raton, Florida, and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

3.4	Decision. The arbitrators shall render their award, upon the concurrence of at least two (2) of their number, not later than thirty (30) days after the appointment of the third arbitrator. Their decision and award shall be in writing, and counterpart copies shall be delivered to each of the parties. Such decision of the arbitrators shall be final and binding upon the parties hereto. In rendering their award, the arbitrators shall have no power to modify any of the provisions of the Agreement, and the jurisdiction and power of the arbitrators are expressly limited accordingly. Judgment may be entered on the award of the arbitrators and may be enforced in any court having jurisdiction.

3.5	Cost and Expenses. Each of the parties hereto shall bear all of its own fees, costs and expenses, including attorneys fees incurred by it in connection with any arbitration proceeding pursuant to this Section 3. Notwithstanding the foregoing, in the event any party fails to comply with the decision of the arbitrators and the other party undertakes any action(s) or proceeding(s) to enforce such compliance, all costs and expenses (including reasonable legal fees) incurred by the party seeking to enforce such compliance shall be borne by the party failing to so comply.

Article 4. Binding Effect: Successors

4.1	Non-Assignment. This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, or the Employee’s Division, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

Article 5. Term of Agreement

5.1	Term. The term of this Agreement hereunder shall commence on the Effective Date and shall continue through the date of termination of the Employee’s employment with the Company.

Article 6. Confidentiality

6.1	Confidential Information. The Employee hereby agrees that he shall not, at any time during the Employment Term (other than as may be required in connection with the performance by him of his duties hereunder) or thereafter, directly or indirectly use, communicate, disclose or disseminate any Confidential Information relating to the Company or any of its affiliated companies, and their respective businesses in any manner whatsoever (except as may be required under legal process by subpoena or other court order), without the prior written consent of the Company. Such information shall include but is not limited to any and all information (verbal and written) of the Company or any of its subsidiaries or with respect to any of their activities including, but not limited to, information relating to the Company’s technology; research; test procedures and results; manufacturing process, machinery and equipment; financial information; products, identity of raw materials and services used; purchasing; trade secrets; costs; pricing; engineering; customers and prospects; marketing; and selling and servicing; provided, that Confidential Information shall not include information of a general, non-proprietary nature generally known in the industry and company specific information that in such form is or becomes publicly available other than through improper means in which the Employee participated or of which he has knowledge. Promptly following the termination of the Employee’s employment for any reason, the Employee shall return all property, credit cards, and materials, etc. belonging to this Company which are in the Employee’s possession or control.

6.2	Non-Compete Covenant. The Employee hereby agrees that he shall not, during the term of this Agreement and for a period of twelve (12) months thereafter, directly or indirectly engage in any business (whether as owner, manager, operator, lender, partner, stockholder, licensor, licensee, joint venturer, employee, consultant or otherwise) in which the Company or any of its subsidiaries, as of the termination date is engaged as a significant portion of its business (it is hereby agreed that (i) any business that constitutes at least twenty (20%) percent of the Company’s prior fiscal year’s revenues and (ii) the Company’s Power Conversion and Communications Products business areas shall automatically be deemed “significant” hereunder) in any geographical area in which the Company or any of its subsidiaries then is so engaged. Notwithstanding the foregoing, the Employee shall be permitted to own (as a passive investment) not more than two (2%) percent of the economic interests of a person or entity; provided, however, that said two (2%) percent limitation shall apply to the aggregate holdings of the Employee and those of all other persons and entities with whom the Employee has agreed to act for the purpose of acquiring, holding, voting or disposing of such securities, except pursuant to a bona fide operating agreement in respect of such person or entity, such as a stockholders’ agreement or partnership agreement. In the event of a termination of the Employee’s employment within twelve (12) months after a “Change of Control,” the non-compete covenant contained in this paragraph shall not apply to the Employee following such termination.

6.3	Non-Solicitation Covenant. The Employee hereby agrees that he shall not, during the term of this Agreement and for a period of twelve (12) months thereafter, directly or indirectly, hire, offer to hire, entice away or in any other manner persuade or attempt to persuade any officer, employee, agent, lessor, lessee, licensor, licensee, customer (including those that are being actively solicited to become customers), creditor or supplier (each a “Solicited Person”) of the Company or any of its subsidiaries so that such person can start or develop a relationship with any other person in which the Employee has an interest as referred to in Section 6.1 hereof. For purposes of this Section 6.3, a Solicited Person shall be deemed to include any person or entity who was an officer, employee, agent, lessor, lessee, licenser, licensee, customer, prospective customer, creditor or supplier at any time during the six-month period prior to the Employee’s termination date.

6.4	Injunctive Relief, etc. The parties hereto acknowledge and agree that (i) the Company would be irreparably injured in the event of a breach by the Employee of any of his obligations under this Section 6; (ii) monetary damages would not be an adequate remedy for any such breach; and (iii) the Company shall be entitled to injunctive relief, in addition to any other remedies that it may have, in the event of any such breach. It is hereby also agreed that the existence of any claims that the Employee may have against the Company or any of its subsidiaries, whether under this Agreement or otherwise, shall not be a defense to the enforcement by the Company of any of he rights under Section 6.

6.5	Scope of Restrictions. It is the intent of the parties that the covenants and restrictions contained in this Section 6 shall be enforced to the fullest extent sought. The Employee hereby acknowledges that said restrictions are reasonably necessary for the protection of the Company. Accordingly, it is hereby agreed that if any provision of this Section 6 shall be adjudicated to be invalid or unenforceable for any reason whatsoever, said provision shall be (only with respect to the operation thereof in the particular jurisdiction in which such adjudication is made) construed by limiting and reducing it so as to be enforceable to the fullest extent permissible, without invalidating or limiting the remaining provisions of this Agreement or affecting the validity or enforceability of said provision in any other jurisdiction.

6.6	Nonexclusivity. The undertakings and obligations of the Employee contained in this Section 6 shall be in addition to, and not in lieu of, any obligations which he may have with respect to the subject matter hereof, whether by contract, as a matter of law or otherwise.

6.7	Survival of Provisions of Section 6. It is understood and agreed that the provisions of this Section 6 shall survive the date of termination or expiration of this Agreement.

6.8	Effect on Company Obligations Under this Agreement. An asserted violation of the provisions of this Section 6 shall constitute a basis for deferring or withholding amounts or benefits otherwise payable to the Employee under this Agreement.

Article 7. Miscellaneous

7.1	Employment Status. Neither this Agreement nor any provision hereof shall be deemed to constitute a contract that in any way restricts the Company’s rights to make changes in personnel, compensation, benefits or other changes in managing the Company or any subsidiary or other affiliate thereof.

7.2	Entire Agreement. This Agreement contains the entire understanding of the Company and the Employee with respect to the subject matter hereof. The payments provided for under this Agreement in the event of the Employee’s termination of employment shall be in lieu of any severance benefits payable under any severance plan, program or policy of the Company to which he might otherwise be entitled. Other than this Agreement, there are no agreements, oral or written, between the Company and its subsidiaries and the Employee with respect to severance or termination pay or benefits.

7.3	Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

7.4	Notices. All notices, requests, demands, and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first-class certified mail, return receipt requested, postage prepaid, to the other party, addresses as follows:

(a) if to the Company:

Attn: Chief Executive Officer

Artesyn Technologies, Inc.

7900 Glades Road

Suite 500

Boca Raton, FL 33434-4105

(b) if to the Employee, to him at the address set forth at the end of this Agreement. Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

7.5	Execution in Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

7.6	Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

7.7	Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver or discharge is agreed to in writing and signed by the Employee and on behalf of the Company.

7.8	Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of Florida, without reference to conflict of laws provisions, shall be the controlling law in all matters relating to this Agreement.

Employee acknowledges that he/she has read the Agreement in its entirety, fully understands the Agreement, had either consulted with an attorney prior to signing the Agreement, or had the opportunity to consult an attorney prior to signing the Agreement and chose not to do so. The Employee understands that the Employer has entered into this Agreement in reliance on the Employee’s statement and acknowledgement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ARTESYN TECHNOLOGIES, INC.

By:	/s/ Joseph M. O’Donnell
Joseph M. O’Donnell
Chairman, President & Chief Executive Officer

EMPLOYEE

Name:	/s/ Ken Blake
Ken Blake

Address: